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April 4, 2008

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: PHL Variable Accumulation Account II

    PHL Variable Insurance Company

    Pre-effective Amendment No. 1 to Registration Statement filed on Form N-4

    File Nos. 333-147565 and 811-22146

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Pre-effective Amendment No. 1 to Registration Statement No. 333-147565 ("Pre-effective Amendment No. 1") on Form N-4 under the Securities Act of 1933 for PHL Variable Insurance Company's variable annuity contract ("Contract"). PHL Variable Accumulation Account II issues the Contract.

As an attorney for PHL Variable Insurance Company ("PHLVIC"), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with Pre-effective Amendment No. 1 for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. PHL Variable Accumulation Account II is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

3. The Contract, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1.

Very truly yours,

/s/ Kathleen A. McGah
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Kathleen A. McGah
Vice President and Assistant Secretary
PHL Variable Insurance Company
One American Row
Hartford, CT 06102-5056
ph: (806) 403-6625